Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
06-012		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

RECORD SECOND QUARTER 2006 RESULTS

Q2 2006 diluted EPS was $0.73 per share including FAS 123R stock-based compensation expense

Q2 2006 diluted EPS was $0.77 per share excluding FAS 123R stock-based compensation expense

Upwardly revising guidance for 2006 and 2007

August 3, 2006 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today record results for the second quarter ended June 30, 2006. Following are highlights for the second quarter and the Company’s future outlook:

•	Comparable Q2 2006 diluted EPS was double Q2 2005, despite a 30% increase in diluted shares

•	Q2 2006 net income of $20.3 million was more than 2.5 times Q2 2005

•	Overall Q2 2006 operating margin was 46%, up from 34% in Q2 2005 and 40% in 1Q2006

•	OSV Q2 2006 operating margin was 52%, up from 47% in Q2 2005 and 48% in 1Q2006

•	TTB Q2 2006 operating margin was 36%, up from 10% in Q2 2005 and 27% in 1Q2006

•	Current average OSV dayrates above $20,000, leading-edge spot rates remain above $30,000

•	TTB newbuild program #2 expanded to increase overall tug-to-barge ratio for time charter work

•	Phase 2 of OSV newbuild program #4 expanded from nine to 13 proprietary 240 class OSVs

•	Director resigns as previously planned

Second quarter revenues increased 72.0% to $70.7 million compared to $41.1 million for the second quarter of 2005. Operating income was $32.4 million, or 45.8% of revenues, for the second quarter of 2006 compared to $13.8 million, or 33.6% of revenues, for the prior-year quarter. These results were driven by record dayrates in each of the Company’s business segments and a 45.3% increase in the average barrel-carrying capacity of the Hornbeck Offshore tug and tank barge (TTB) fleet. Operating income, as reported, for the second quarter of 2006 includes a $1.4 million charge for stock-based compensation expense related to the impact of FAS 123R, which became effective January 1, 2006. Excluding this charge, operating income, as adjusted, was $33.8 million, or 47.9% of revenues, for the second quarter of 2006.

EBITDA for the second quarter of 2006 was $40.5 million, which was an 88.4% increase over the second quarter 2005 EBITDA of $21.5 million and exceeded the high-end of the Company’s second

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

quarter 2006 guidance range of $35.8 million to $37.8 million. Excluding the impact of FAS 123R, adjusted EBITDA for the second quarter of 2006 was $41.9 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 8 to the accompanying data tables.

Net income for the second quarter of 2006 was $20.3 million, or $0.73 per diluted share, compared to $7.7 million, or $0.36 per diluted share in the year-ago quarter. Excluding the impact of FAS 123R, adjusted net income for the second quarter of 2006 was $21.2 million, or $0.77 per diluted share. Diluted EPS for the second quarter of 2006 was double the diluted EPS for second quarter of 2005, despite having an additional 6.4 million diluted shares outstanding in the second quarter of 2006.

Included in net income for the second quarter of 2006 was approximately $3.6 million ($2.3 million after-tax, or $0.08 per diluted share) of interest income, up from $0.1 million in the second quarter of 2005. This increase in interest income was due to a substantially higher cash position resulting from proceeds raised during the Company’s October 2005 debt and equity offerings. Also included in second quarter 2006 net income was a $0.3 million ($0.2 million after-tax, or $0.01 per diluted share) gain on the sale of the Energy 2202, one of the Company’s smallest, single-hulled barges. In the second quarter of 2005, net income included a gain on the sale of assets of $1.1 million ($0.7 million after-tax, or $0.03 per diluted share) resulting from the disposition of one single-hulled tank barge and one offshore tug.

Todd Hornbeck, Chairman, President and CEO, stated, “We are very pleased with yet another quarter of record financial results, which were largely driven by our diversified business model. With both of our fleet segments ‘hitting on all cylinders,’ we continue to post industry-leading margins and returns on invested capital and have, again, significantly increased our annual 2006 and 2007 guidance. This quarter our new generation OSV fleet achieved 52% operating margins. More notably, our TTB fleet continued to experience the substantially higher operating margins that began three quarters ago, as planned when we embarked on our first newbuild program for that segment. With our TTB operating margin at 36% for the second quarter of 2006, up from the mid-teens historically, our TTB fleet has demonstrated its ability to produce operating margins that exceed not only those of our TTB peers, but even those of our OSV peers at a time when they are reporting record financial results. We believe that this is a function of our integrated business strategy and recent success in developing new value-added niche markets that utilize our downstream assets in non-traditional services to our upstream customers.”

OSV Segment. Revenues from the OSV segment were $44.2 million for the second quarter of 2006, an increase of 66.2% from $26.6 million for the same period in 2005. This increase in revenues is primarily due to record dayrates in the U.S. Gulf of Mexico (GoM) and diversification of the Company’s OSVs into non-oilfield related services, such as military applications. The average OSV dayrate for the second quarter of 2006 improved 56.3%, or $6,957 per day, to $19,321 compared to $12,364 for the same period in 2005. Since OSV utilization remained consistent with year-ago levels at 96.6%, Hornbeck Offshore’s effective, or utilization-adjusted, dayrate for the OSV segment also increased 56.3% from the prior-year quarter.

TTB Segment. Revenues from the TTB segment for the second quarter of 2006 were up 82.9% over the same period in 2005 to $26.5 million. Average TTB dayrates rose to $18,420 compared to $12,673 during the same period of 2005. These increases in revenues and average dayrates were primarily related to the full-quarter contribution of four of the five new double-hulled tank barges that were delivered on various dates throughout 2005. Utilization in the TTB segment for the second quarter of 2006 was 90.5% compared to 85.4% in the prior-year quarter. This increase in utilization was primarily the result of a change in contract mix from contracts of affreightment (COAs) to time charters and a change in fleet mix from smaller, single-hulled barges to larger, double-hulled barges. Operating income increased by $8.3 million, or nearly six times the year-ago level, to $9.7 million for the second quarter of 2006, while operating margins nearly quadrupled to 36.5% this quarter from 9.6% for the second quarter of 2005.

General and Administrative (G&A). G&A expenses for the second quarter of 2006 were up $3.1 million over the same period in 2005 to $7.9 million, largely driven by the recent adoption of FAS 123R, which requires the expensing of stock-based compensation, and higher variable incentive compensation and other personnel costs. However, the Company’s G&A margin of 11% of revenues remains in-line with its industry peers and its prior guidance for this expense category.

First Half 2006 Results

Revenues for the first six months of 2006 increased 66.8% to $131.8 million compared to $79.0 million for the same period in 2005. Operating income was $56.9 million, or 43.2% of revenues, for the first six months of 2006 compared to $26.3 million, or 33.3% of revenues, for the same period in 2005. Net income for the first six months of 2006 increased 170.0% to $35.1 million, or $1.27 per diluted share, compared to net income of $13.0 million, or $0.61 per diluted share, for the first six months of 2005. Excluding the impact of FAS 123R, adjusted net income for the six months ended June 30, 2006 was $36.8 million, or $1.33 per diluted share. The Company’s first half results were positively impacted by the significant increase in dayrates for both business segments and the contribution of five newly constructed double-hulled tank barges that were delivered on various dates throughout 2005. The Company’s net income for the first six months of 2005 included a $1.7 million ($1.1 million after tax or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004.

Recent Developments

Resignation of Director as Previously Planned. Hornbeck Offshore also announced today that Andrew L. Waite has resigned from its Board of Directors. Mr. Waite was appointed to the Board in November 2000 as the designee of SCF-IV, L.P. in accordance with a stockholders’ agreement, and has now resigned consistent with the terms of that agreement.

In addition to serving as a member of the Board, Mr. Waite also served on various of the Board’s committees. Mr. Waite is a Managing Director of L.E. Simmons & Associates, Incorporated, the general partner of SCF-IV, L.P., and has been an officer of that company since October 1995. Mr. Waite also serves as Chairman of the Board of Directors of Complete Production Services, Inc. (NYSE:CPX), an oilfield services company.

Mr. Hornbeck commented, “We appreciate Andy’s years of service to Hornbeck Offshore and look forward to maintaining an on-going relationship with him as a stockholder and through his relationship with SCF Partners, one of our largest, early-round, private equity investors. On behalf of our Board of Directors, we would like to recognize and acknowledge his contributions and service to the Company and, in particular, his insights based on many years of financial experience. Andy served on our Board during a period of substantial growth that has seen the Company’s total assets grow from just under $150 million to $860 million today. During his Board tenure, we achieved many significant financial milestones, including three private equity offerings, two public equity offerings, three public debt offerings and the acquisition and construction of numerous vessels in each of our fleets.”

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future events and earnings. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Adoption of FAS 123R. Pursuant to the change in accounting for stock-based compensation required by FAS 123R, effective January 1, 2006, the Company expects to record incremental compensation expense of $1.5 million, $5.5 million and $9.5 million for the third quarter of 2006 and full calendar years 2006 and 2007, respectively. Please note, unless otherwise indicated, all of the following forward guidance figures mentioned in this Earnings Outlook are now presented to include stock-based compensation expense under FAS 123R. By contrast, all of the forward guidance figures presented in the Earnings Outlook section of all of the Company’s prior earnings releases were adjusted to exclude stock-based compensation expense under FAS 123R. For a side-by-side comparison of the Company’s forward guidance figures with and without FAS 123R expense for each period, please refer to the attached data tables.

Third Quarter 2006 Guidance. The Company expects EBITDA for the third quarter of 2006 to range between $40.0 million and $42.0 million. Please refer to the attached data table and Note 8 for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects diluted earnings per share, or EPS, for the third quarter of 2006 to range between $0.70 and $0.75.

Calendar 2006 Guidance. In response to continued robust market conditions, Hornbeck Offshore is raising its calendar 2006 EBITDA and EPS guidance. The Company now expects EBITDA for the full calendar year 2006 to range between $150.0 million and $155.0 million, an increase of $10.0 million from its prior 2006 EBITDA guidance range of $139.9 million to $144.9 million. EPS for calendar 2006 is now expected to range between $2.60 and $2.72.

Calendar 2007 Guidance. Hornbeck Offshore has also raised its calendar 2007 guidance. The Company now expects EBITDA for the full calendar year 2007 to range between $160.0 million and $170.0 million, an increase of nearly $10.0 million from its prior 2007 EBITDA guidance range of $151.4 million to $161.4 million. EPS for calendar 2007 is now expected to range between $2.72 and $2.95.

Key Assumptions. The above guidance reflects management’s belief that current favorable OSV and TTB market conditions will continue throughout the remainder of 2006 and all of calendar 2007. Fleetwide average OSV dayrates are expected to be in the $19,000 to $20,000 range and fleetwide OSV utilization is expected to average in the mid-90% range for the 2006 and 2007 guidance periods. Fleetwide TTB dayrates are expected to average above $16,000 and fleetwide TTB utilization is expected to average in the low-90% range for the 2006 and 2007 guidance periods.

The incremental contribution from the TTB newbuild capacity that was added during 2005 is expected to drive EBITDA from the TTB segment for 2006 to 33% of the mid-point of the company-wide guidance range of $150.0 million to $155.0 million for 2006. In 2007, the Company has included a partial-year contribution from its MPSV conversion program and has not included any contribution from the OSVs to be constructed under its recently expanded OSV Newbuild Program #4 in its 2007 guidance. Guidance for 2007 also assumes a partial contribution from the first three 60,000-barrel tank barges to be delivered under the Company’s TTB Newbuild Program #2, which is expected to result in EBITDA from the TTB segment of 39% of the mid-point of the company-wide 2007 guidance range of $160.0 million to $170.0 million.

The Company expects the aggregate operating expenses of its current fleet (excluding the incremental impact of any new vessels to be delivered) to increase for the second half of 2006 by about 7% above the Company’s run-rate for the first half of 2006, with a comparable increase of approximately 15% in 2007. These operating cost increases are commensurate with prevailing oilfield service industry trends and have primarily resulted from significantly higher crew wages due to labor shortages and increased demand for qualified mariners. G&A is assumed to remain between 10% and 12% of revenues for both 2006 and 2007. However, the above guidance assumes that revenue improvements will allow the Company to maintain its industry-leading operating and net income margins for calendar 2006 and 2007.

Mr. Hornbeck added, “Just as we are investing in our fleet, we are also investing in our most important asset — our people. We recently took what we believe is an unprecedented step for a marine service company by introducing stock-based incentives as an additional element of long-term compensation for our certified fleet personnel. In a competitive market that has become very tight for skilled and talented mariners, we wanted to reward our existing marine professionals and to send a strong message to others that may want to join a dynamic team that values their contribution and enables them to participate in the wealth that they help to create. With our rapid fleet growth, we believe that we offer qualified mariners a unique opportunity for a sustainable long-term career track in an industry that has traditionally been cyclical.

“At Hornbeck Offshore, part of our mission is to be the ‘company of choice’ for our employees and our investors. By making ‘investors’ out of all of our certified fleet personnel through the innovative use of restricted stock, we are building on the entrepreneurial ‘culture of ownership’ that we have instilled in our shore-based personnel through annual grants of stock-based compensation since 1999. We are extremely proud to now count virtually all of our employees — certified mariners and shore staff — among our equity stakeholders,” added Mr. Hornbeck.

Capital Expenditures Outlook

Mr. Hornbeck continued, “We are also pleased to announce that we are, yet again, increasing our investment in new vessels. Continued strong customer demand for our assets and services has prompted us to expand our OSV and TTB newbuild programs.”

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the third quarter of 2006 to be approximately $4.3 million and maintenance capital expenditures for the full calendar years 2006 and 2007 to be approximately $19.7 million and $18.0 million, respectively. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital improvements.

Update on MPSV Conversion Program. In May 2005, Hornbeck Offshore announced a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels (MPSVs). The estimated total project cost to acquire and convert the two vessels remains at $110.0 million in the aggregate. Since the inception of this program, the Company has incurred approximately $17.7 million, with $4.3 million spent during the second quarter of 2006. The first of the two sulfur tankers was recently mobilized to the East Coast shipyard where it is undergoing conversion. Anticipated completion of the two converted vessels is projected to be in the latter half of 2007.

Update on OSV Newbuild Program #4. In September 2005, the Company announced its fourth new vessel construction program for its OSV business segment, which was to be comprised of an innovative high-end proprietary class of vessel that would add approximately 20,000 deadweight tons of capacity at an aggregate cost of $170.0 million. However, in February 2006, the Company decided to defer contracting these vessels, now referred to as Phase 1 of this program, until more favorable shipyard conditions materialize for the construction of this type of vessel.

In conjunction with the deferral of Phase 1, the Company also announced Phase 2 of this program, which was last reported to be comprised of nine proprietary OSVs with an aggregate capacity of 26,000 deadweight tons. Today, Hornbeck Offshore announced that it is further expanding the scope of Phase 2 by an additional four vessels, for a total of 13 proprietary OSVs, bringing the aggregate capacity to approximately 38,000 deadweight tons. These 13 vessels will be a mix of proprietary 240 ED and 240 EDF class OSVs with projected delivery dates ranging from early 2008 through 2009. Based on current contracts and internal estimates, the total cost of the 13 new OSVs to be constructed under Phase 2 of this program, before construction period interest, is now expected to be approximately $295.0 million in the aggregate.

Update on TTB Newbuild Program #2. In September 2005, the Company announced its second TTB newbuild program. This program is expected to add approximately 400,000 barrels of total barrel-carrying capacity of double-hulled barges and related tugs. Today, Hornbeck Offshore announced that it has expanded the scope and specifications of the vessels to be constructed under the second TTB newbuild program to include additional tugs. With all of its barges currently operating under time charters rather than contracts of affreightment, the Company plans to move toward a 1:1 tug-to-barge ratio by expanding its tug fleet. The costs for this program are now expected to be approximately $145.0 million in the aggregate. The Company recently purchased four 3,000 horsepower ocean-going tugs to be retrofitted under this program. The aggregate cost to acquire and retrofit these four tugs is included in the total project budget of $145.0 million. The precise number and specifications of the remaining vessels to be constructed or retrofitted under this program will be finalized as certain internal milestones are completed, including the negotiation of shipyard contracts. All of the vessels to be constructed or retrofitted under the Company’s second TTB newbuild program have projected delivery dates starting in mid-2007 and ending in 2008.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the pending growth initiatives outlined above. All of the above capital costs and delivery date estimates for pending growth initiatives are based on the latest available information and are subject to change. The Company plans to refine these estimates as soon as the remaining shipyard contracts are executed. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its second quarter 2006 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, August 3, 2006. To participate in the call, dial (303) 262-2140 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 10, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11066840.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements”, as contemplated by the Private Securities Litigation Reform Act of 1995, in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events or conditions. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Important factors that might cause future results to differ from these assumptions, expectations and projections include, but are not limited to, industry risks, changes in capital spending budgets by our customers, oil and natural gas prices, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction delays and cost overruns and related risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission as well as in Note 8 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues	$70,695	$61,056	$41,083	$131,751	$78,986
Operating expenses	22,729	22,179	15,879	44,908	31,468
Depreciation and amortization	7,715	7,489	6,607	15,204	12,607
General and administrative expenses	7,854	6,840	4,752	14,694	8,571

Total operating expenses	38,298	36,508	27,238	74,806	52,646

Operating income	32,397	24,548	13,845	56,945	26,340
Interest expense	(4,450)	(4,353)	(2,854)	(8,804)	(5,438)
Interest income	3,573	3,112	120	6,684	243
Loss on early extinguishment of debt	—	—	—	—	(1,698)
Gain on sale of assets	328	—	1,083	328	1,072
Other income (expense), net [1]	21	10	14	31	57

Income before income taxes	31,869	23,317	12,208	55,184	20,576
Income tax expense	11,577	8,466	4,485	20,043	7,615

Net income	$20,292	$14,851	$7,723	$35,141	$12,961

Basic earnings per share of common stock	$0.75	$0.55	$0.37	$1.29	$0.62

Diluted earnings per share of common stock	$0.73	$0.54	$0.36	$1.27	$0.61

Weighted average basic shares outstanding [2]	27,201	27,159	20,850	27,180	20,839

Weighted average diluted shares outstanding [2]	27,711	27,652	21,296	27,680	21,274

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Offshore Supply Vessels:
Average number	25.0	25.0	24.3	25.0	24.2
Average fleet capacity (deadweight)	59,042	59,042	56,827	59,042	56,274
Average vessel capacity (deadweight)	2,362	2,362	2,329	2,362	2,321
Average utilization rate [3]	96.6%	90.0%	96.6%	93.3%	95.5%
Average dayrate [4]	$19,321	$18,175	$12,364	$18,772	$11,980
Effective dayrate [5]	$18,664	$16,358	$11,944	$17,514	$11,441
Tugs and Tank Barges:
Average number of tank barges [6]	17.5	18.0	14.0	17.8	13.7
Average fleet capacity (barrels) [6]	1,472,111	1,482,540	1,013,002	1,477,325	968,002
Average barge size (barrels)	83,374	82,363	72,357	82,869	69,143
Average utilization rate [3]	90.5%	93.7%	85.4%	92.1%	85.5%
Average dayrate [7]	$18,420	$14,771	$12,673	$16,550	$12,924
Effective dayrate [5]	$16,670	$13,840	$10,823	$15,243	$11,050

Balance Sheet Data (unaudited):
	As of June 30, 2006	As of December 31, 2005
Cash and cash equivalents	$299,687	$271,739
Working capital	326,698	290,471
Property, plant and equipment, net	473,942	462,041
Total assets	859,982	796,675
Total long-term debt	299,472	299,449
Stockholders’ equity	469,131	429,495

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash provided by operating activities	$53,723	$28,450
Cash used in investing activities	(26,781)	(69,393)
Cash provided by (used in) financing activities	997	(924)

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Offshore Supply Vessels:
Revenues	$44,150	$38,500	$26,570	$82,650	$50,414
Operating income	$22,721	$18,482	$12,446	$41,202	$22,693
Operating margin	51.5%	48.0%	46.8%	49.9%	45.0%

Components of EBITDA [8]
Net income	$14,277	$11,352	$6,576	$25,628	$10,755
Interest expense, net	322	666	2,078	989	4,027
Income tax expense	8,145	6,472	3,807	14,617	6,304
Depreciation	3,516	3,417	3,161	6,933	6,210
Amortization	742	656	507	1,398	967
Loss on early extinguishment of debt	—	—	—	—	1,658

EBITDA [8]	$27,002	$22,563	$16,129	$49,565	$29,921

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$27,002	$22,563	$16,129	$49,565	$29,921
Cash paid for deferred drydocking charges	(2,446)	(740)	(700)	(3,186)	(1,545)
Cash paid for interest	(5,856)	(33)	(3,596)	(5,889)	(4,450)
Changes in working capital	(8,761)	(2,497)	(227)	(11,258)	(2,052)
Stock-based compensation expense	769	619	—	1,388	—
Changes in other, net	45	55	(39)	100	(51)

Net cash provided by operating activities	$10,753	$19,967	$11,567	$30,720	$21,823

Tugs and Tank Barges:
Revenues	$26,545	$22,556	$14,513	$49,101	$28,572
Operating income	$9,676	$6,066	$1,399	$15,743	$3,647
Operating margin	36.5%	26.9%	9.6%	32.1%	12.8%
Components of EBITDA [8]
Net income	$6,015	$3,499	$1,147	$9,513	$2,206
Interest expense, net	555	575	656	1,131	1,168
Income tax expense	3,432	1,994	678	5,426	1,311
Depreciation	2,530	2,392	1,636	4,922	3,001
Amortization	927	1,024	1,303	1,951	2,429
Loss on early extinguishment of debt	—	—	—	—	40

EBITDA [8]	$13,459	$9,484	$5,420	$22,943	$10,155

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$13,459	$9,484	$5,420	$22,943	$10,155
Cash paid for deferred drydocking charges	(1,650)	(142)	(1,003)	(1,792)	(2,142)
Cash paid for interest	(3,369)	(17)	(3,830)	(3,386)	(3,752)
Changes in working capital	6,211	(2,056)	1,091	4,155	3,551
Stock-based compensation expense	668	619	—	1,287	—
Changes in other, net	(250)	46	(1,136)	(204)	(1,185)

Net cash provided by operating activities	$15,069	$7,934	$542	$23,003	$6,627

Consolidated:
Revenues	$70,695	$61,056	$41,083	$131,751	$78,986
Operating income	$32,397	$24,548	$13,845	$56,945	$26,340
Operating margin	45.8%	40.2%	33.7%	43.2%	33.3%

Components of EBITDA [8]
Net income	$20,292	$14,851	$7,723	$35,141	$12,961
Interest expense, net	877	1,241	2,734	2,120	5,195
Income tax expense	11,577	8,466	4,485	20,043	7,615
Depreciation	6,046	5,809	4,797	11,855	9,211
Amortization	1,669	1,680	1,810	3,349	3,396
Loss on early extinguishment of debt	—	—	—	—	1,698

EBITDA [8]	$40,461	$32,047	$21,549	$72,508	$40,076

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$40,461	$32,047	$21,549	$72,508	$40,076
Cash paid for deferred drydocking charges	(4,096)	(882)	(1,703)	(4,978)	(3,687)
Cash paid for interest	(9,225)	(50)	(7,426)	(9,275)	(8,202)
Changes in working capital	(2,550)	(4,553)	864	(7,103)	1,499
Stock-based compensation expense	1,437	1,238	—	2,675	—
Changes in other, net	(205)	101	(1,175)	(104)	(1,236)

Net cash provided by operating activities	$25,822	$27,901	$12,109	$53,723	$28,450

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2006 Guidance

	Third Quarter 2006		Full-Year 2006 Updated Estimate		Full-Year 2006 Prior Estimate
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$41.5	$43.5	$155.5	$160.5	$145.0	$150.0
Less: stock-based compensation expense	1.5	1.5	5.5	5.5	5.1	5.1

EBITDA [8]	$40.0	$42.0	$150.0	$155.0	$139.9	$144.9
Depreciation	6.3	6.3	24.7	24.7	24.7	24.7
Amortization	2.2	2.2	8.0	8.0	8.0	8.0
Interest expense, net	0.6	0.6	2.9	2.9	2.9	2.9
Income tax expense	11.3	12.0	41.8	43.6	38.1	39.9
Income tax rate	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Net income	$19.6	$20.9	$72.6	$75.8	$66.2	$69.4
Weighted average diluted shares outstanding	28.0	28.0	27.9	27.9	27.9	27.9
Earnings per diluted share	$0.70	$0.75	$2.60	$2.72	$2.37	$2.49
Adjustments included above:
Stock-based compensation expense, net of tax	$1.0	$1.0	$3.5	$3.5	$3.2	$3.2
Net income, as adjusted	$20.6	$21.8	$76.1	$79.3	$69.5	$72.6
Earnings per diluted share, as adjusted	$0.73	$0.78	$2.73	$2.84	$2.49	$2.60

Projected EBITDA[8] Reconciliation to GAAP:
EBITDA[8]	$40.0	$42.0	$150.0	$155.0	$139.9	$144.9
Cash paid for deferred drydocking charges	(2.7)	(2.7)	(11.2)	(11.2)	(11.2)	(11.2)
Cash paid for interest	—	—	(18.5)	(18.5)	(18.5)	(18.5)
Changes in working capital [9]	10.0	8.8	13.6	12.9	12.2	11.4
Stock-based compensation expense	1.5	1.5	5.5	5.5	5.1	5.1
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$48.6	$49.4	$139.2	$143.5	$127.3	$131.5

2007 Guidance

			Full-Year 2007 Updated Estimate		Full-Year 2007 Prior Estimate
			Low	High	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]			$169.5	$179.5	$160.0	$170.0
Less: stock-based compensation expense			9.5	9.5	8.6	8.6

EBITDA[8]			$160.0	$170.0	$151.4	$161.4
Depreciation			29.0	29.0	29.0	29.0
Amortization			9.8	9.8	9.8	9.8
Interest expense, net			0.4	0.4	1.4	1.4
Income tax expense			44.1	47.7	40.6	44.2
Income tax rate			36.5%	36.5%	36.5%	36.5%
Net income			$76.7	$83.1	$70.6	$77.0
Weighted average diluted shares outstanding			28.2	28.2	28.2	28.2
Earnings per diluted share			$2.72	$2.95	$2.50	$2.73
Adjustments included above:
Stock-based compensation expense, net of tax			$6.0	$6.0	$5.5	$5.5
Net income, as adjusted			$82.7	$89.1	$76.1	$82.4
Earnings per diluted share, as adjusted			$2.93	$3.16	$2.70	$2.92

Projected EBITDA[8] Reconciliation to GAAP:
EBITDA[8]			$160.0	$170.0	$151.4	$161.4
Cash paid for deferred drydocking charges			(9.2)	(9.2)	(9.2)	(9.2)
Cash paid for interest			(18.3)	(18.3)	(18.3)	(18.3)
Changes in working capital [9]			22.5	21.8	16.3	15.6
Stock-based compensation expense			9.5	9.5	8.6	8.6
Changes in other, net [9]			(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities			$164.3	$173.6	$148.6	$157.9

Pro Forma 2006E Run-Rate Guidance (Post-Newbuild)

	Pre-Newbuild 2006E	OSV Expansion [10]	TTB Expansion [11]	Pro Forma Run-Rate[12]
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$158.0	$86.0	$22.2	$266.2
Less: stock-based compensation expense	5.5	—	—	5.5

EBITDA [8]	$152.5	$86.0	$22.2	$260.7
Depreciation	24.7	16.8	5.8	47.3
Amortization	8.0	1.5	1.3	10.8
Interest expense, net [13]	6.7	5.9	2.1	14.7
Income tax expense [14]	41.3	22.6	4.7	68.6

Net Income	$71.8	$39.2	$8.3	$119.3

Weighted average diluted shares outstanding	27.9			27.9
Earnings per diluted share	$2.57			$4.28
Adjustments included above:
Stock-based compensation expense, net of tax	$3.5			$3.5
Net income, as adjusted	$75.3			$122.8
Earnings per diluted share, as adjusted	$2.70			$4.40

Projected EBITDA[8] Reconciliation to GAAP:
EBITDA [8]	$152.5	$86.0	$22.2	$260.7
Cash paid for deferred drydocking charges	(11.2)	—	—	(11.2)
Cash paid for interest	(18.5)	—	—	(18.5)
Changes in working capital [9]	14.3	(12.4)	(3.3)	(1.4)
Stock-based compensation expense	5.5	—	—	5.5
Changes in other, net [9]	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$142.4	$73.6	$18.9	$234.9

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited)15:

Historical Data (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,096	$882	$1,703	$4,978	$3,687
Other vessel capital improvements, net	1,748	1,130	1,241	2,878	2,307
Non-vessel related capital improvements	1,408	1,335	781	2,743	1,562

	$7,252	$3,347	$3,725	$10,599	$7,556

Growth Capital Expenditures:
Completed:
TTB newbuild program #1	$1,549	$3,861	$13,509	$5,410	$34,580
AHTS acquisition and retrofit costs	554	1,830	2,392	2,384	27,455
Active:
MPSV conversion program	4,304	1,457	—	5,761	—
TTB newbuild program #2	1,847	—	—	1,847	—
OSV newbuild program #4	2,918	2,240	—	5,158	—

	$11,172	$9,388	$15,901	$20,560	$62,035

Forecasted Data:

	1Q2006A	2Q2006A	3Q2006E	4Q2006E	2006E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$0.9	$4.1	$2.3	$3.5	$10.8	$9.2
Other vessel capital improvements	1.1	1.8	1.8	0.5	5.2	3.3
Non-vessel related capital improvements	1.3	1.4	0.2	0.8	3.7	5.5

	$3.3	$7.3	$4.3	$4.8	$19.7	$18.0

Growth Capital Expenditures:
Active:
MPSV conversion program	$1.5	$4.3	$16.8	$26.0	$48.6	$49.5
TTB newbuild program #2	—	1.8	25.4	17.7	44.9	59.9
OSV newbuild program #4	2.2	2.9	0.7	5.9	11.7	104.1

	$3.7	$9.0	$42.9	$49.6	$105.2	$213.5

Full Construction Cycle Data:

	Pre-2006	2006	2007	2008	2009 and thereafter	Total
Growth Capital Expenditures:
Active:
MPSV conversion program	$11.9	$48.6	$49.5	$—	$—	$110.0
TTB newbuild program #2	3.7	44.9	59.9	36.5	—	145.0
OSV newbuild program #4	—	11.7	104.1	146.2	33.0	295.0
Pending:
OSV newbuild program #4	—	—	—	100.0	70.0	170.0

	$15.6	$105.2	$213.5	$282.7	$103.0	$720.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]	On October 6, 2005, the Company issued 6,100 shares of common stock, which resulted in 27,151 basic shares outstanding on the close of business on December 31, 2005. For the three months ended June 30, 2006, March 31, 2006 and June 30, 2005 and, stock options representing rights to acquire 3, 3 and 4 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the six months ending June 30, 2006 and 2005, stock options representing rights to acquire 3 and 4 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[6]	The averages for the quarters ended June 30, 2006 and March 31, 2006 include a full-quarter contribution of all five double-hulled tank barge newbuilds delivered on various dates throughout 2005 and for the quarter ended June 30, 2006, the averages reflect the sale of the Energy 2202 in May 2006, which was one of the Company’s smaller, single-hulled tank barges.

[7]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[8]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. This measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges, incur additional indebtedness and execute its growth strategy.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing vessels,

•	EBITDA does not reflect the deferred income taxes that will eventually have to be paid once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement GAAP results.

EBITDA, as adjusted, excludes the impact of stock-based compensation expense required under the recently adopted FAS 123R.

[9]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]	Includes a full-year contribution of operating results from new vessels planned for the MPSV conversion program and Phase 2 of OSV Newbuild Program #4.

[11]	Includes a full-year contribution of operating results from new vessels planned for TTB Newbuild Program #2.

[12]	“Pro Forma 2006E Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently planned or under construction under the MPSV conversion program, TTB Newbuild Program #2, and Phase 2 of OSV Newbuild Program #4, assuming all of those vessels were placed in service as of January 1, 2006 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization of 95.0% assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses and SG&A, are consistent with the Company’s latest 2006E guidance.

[13]	Interest expense, net, assumes $19.2 of interest expense offset by $4.5 of interest income on a projected post construction cash balance of $100.0.

[14]	The Company’s effective tax rate is approximately 36.5%.

[15]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.